Exhibit 99.(d)(vi)

AMENDED AND RESTATED

EXPENSE REIMBURSEMENT AGREEMENT

As of September 14, 2007

This Amended and Restated Expense Reimbursement Agreement (this “Agreement”) is made and entered into as of this 14th day of September, 2007  between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Research Fund, Inc. (“Research Fund”) with respect to the Lord Abbett Growth Opportunities Fund and the Lord Abbett Large-Cap Core Fund (each a “Fund”). This Agreement supersedes the Agreement between Lord Abbett and Research Fund dated December 1, 2006.

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.              With respect to the Lord Abbett Growth Opportunities Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred fifty-five basis points (1.55%) for Class A shares of the Fund, (b) two hundred twenty basis points (2.20%) for Class B shares of the Fund, (c) two hundred twenty basis points (2.20%) for Class C shares of the Fund, (d) one hundred thirty basis points (1.30%) for Class F shares of the Fund, (e) one hundred sixty-five basis points (1.65%) for Class P shares of the Fund, (f) one hundred eighty basis points (1.80%) for Class R2 shares of the Fund, (g) one hundred seventy basis points (1.70%) for Class R3 shares of the Fund, and (h) one hundred twenty basis points (1.20%) for Class Y* shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 3 below.

2.              With respect to the Lord Abbett Large-Cap Core Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred thirty basis points (1.30%) for Class A shares of the Fund, (b) one hundred ninety-five basis points (1.95%) for Class B shares of the Fund, (c) one hundred ninety-five basis points (1.95%) for Class C shares of the Fund, (d) one hundred five basis points (1.05%) for Class F shares of the Fund, (e) one hundred forty basis points (1.40%) for Class P shares of the Fund, (f) one hundred fifty-five basis points (1.55%) for Class R2 shares of the Fund, (g) one hundred forty-five basis points (1.45%) for Class R3 shares of the Fund, and (h) ninety-five basis points (0.95%) for Class Y* shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 3 below.

3.              Lord Abbett’s commitments described in paragraphs 1 and 2 will be effective from September 14, 2007 through March 31, 2008.

IN WITNESS WHEREOF, Lord Abbett and Research Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

LORD ABBETT RESEARCH FUND, INC.

By:	/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

* Class Y shares will be renamed Class I shares effective September 28, 2007.